HILLS BANCORPORATION
                                   EXHIBIT II
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                         Three months ended       Six months ended
                                               June 30                 June 30
                                        ----------------------  ---------------------
                                           2002        2001        2002       2001
                                        ---------------------------------------------
Weighted average number of shares
  outstanding (basic) ................  1,498,558   1,496,044   1,498,558   1,495,764
Weighted average of potential
  dilutive shares attributable to
  stock options granted computed
  under the treasury stock method ....     12,955      12,689      13,030      12,182
                                        ---------------------------------------------
Weighted average number of shares
  (diluted) ..........................  1,511,513   1,508,733   1,511,588   1,507,946
                                        =============================================

Earnings Per Share:
  Net income (in thousands) ..........  $   2,673   $   2,534   $   5,296   $   4,841
  Earnings per common share:
    Basic ............................  $    1.78   $    1.69   $    3.53   $    3.23
    Diluted ..........................       1.76        1.68        3.50        3.21


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